As filed with the Securities and Exchange Commission on June 6, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CORNING INCORPORATED
(Exact name of registrant as specified in its charter)

New York	16-0393470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
One Riverfront Plaza Corning, New York 14831 (Address of Principal Executive Offices)

ALLIANCE FIBER OPTIC PRODUCTS, INC. 2000 STOCK INCENTIVE PLAN
(Full title of the plan)

Lewis A. Steverson, Esq.
Senior Vice President and General Counsel
Corning Incorporated
One Riverfront Plaza
Corning, New York 14831
(Name and address of agent for service)

(607) 974-9000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common stock, $0.50 par value	233,147	$12.80	$2,984,023	$300.49

(1)
Represents 233,147 shares of common stock of Corning Incorporated (the “Registrant” or the “Company”), $0.50 par value per share, which are issuable pursuant to outstanding stock options granted under the Alliance Fiber Optic Products, Inc. 2000 Stock Incentive Plan, as amended and restated (the “Alliance Plan”), each as adjusted pursuant to the terms of the Agreement and Plan of Merger, dated as of April 7, 2016 (the “Merger Agreement”).

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the weighted average exercise price of options outstanding under the Alliance Plan.

EXPLANATORY NOTE

As a result of the completion on June 6, 2016 of the transactions contemplated by the Merger Agreement, among the Registrant, Apricot Merger Company and Alliance Fiber Optic Products, Inc. (“Alliance”), Alliance became a wholly-owned subsidiary of the Registrant (the “Merger”).  This registration statement on Form S-8 (this “Registration Statement”) relates to the registration of shares of common stock, par value $.50 per share, of the Registrant (“Shares”), issuable to holders of outstanding stock options granted under the Alliance Plan.  Pursuant to the terms of the Merger Agreement, as of the date the Merger became effective (the “Effective Time”), each outstanding and unexercised Alliance stock option, to the extent unvested as of the Effective Time, was converted into an option to purchase Shares equal to the number of shares of Alliance common stock subject to the Alliance stock option immediately prior to the Effective Time multiplied by a conversion ratio (rounding the resulting number down to the nearest whole number), at an exercise price per Share equal to the exercise price per share subject to each Alliance stock option, as in effect immediately prior to the Effective Time, divided by a conversion ratio (rounding the resulting exercise price up to the nearest whole cent).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation  by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Commission are incorporated herein by reference:

1.
The Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 12, 2016, which incorporates by reference certain portions of the Company’s Definitive Proxy Statement on Schedule 14A filed on March 15, 2016.

2.
All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2015, consisting of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2016, filed on April 29, 2016, and Current Reports on Form 8-K filed January 6, 2016, January 26, 2016, April 26, 2016, April 27, 2016, April 29, 2016 and June 3, 2016; and

3.	The description of the Company’s common stock set forth under the heading “Description of Common Stock” in the Company’s Prospectus Supplement on Form 424B2 filed May 6, 2015.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable

Item 5. Interests of Named Experts and Counsel

The validity of the securities being registered has been passed upon by Linda E. Jolly, Vice President and Corporate Secretary for the Company. Ms. Jolly is a participant in various benefit plans offered by the Company to employees and beneficially owns, or has rights to acquire, an aggregate of less than one percent (1%) of the Company’s common stock.

Item 6. Indemnification  of Directors and Officers

Sections 722 and 723 of the Business Corporation Law of the State of New York (the “BCL”) provide that a corporation may indemnify its current and former directors and officers under certain circumstances.  Section 8.4 of the Company’s by-laws provides that the Company shall indemnify each director and officer against all costs and expenses reasonably incurred by such person in connection with the defense of any claim, action, suit or proceeding against such person by reason of such person being or having been a director or officer of the Company to the full extent permitted by, and consistent with, the BCL, and that the Company will advance expenses to any person entitled to indemnification, upon receipt of an undertaking of such person to repay the portion of such expenses to which it is finally determined that such person is not entitled, unless a majority of the disinterested members of the Company’s board of directors or, if such disinterested directors do not constitute a quorum of the board of directors, independent legal counsel, determines in good faith that it is likely such person will be found not to be entitled to such indemnification and will not, in that event, fulfill such person’s undertaking to repay such advances.  The Company maintains policies of insurance with respect to its indemnification obligations.

The indemnification described above under the BCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws or when authorized by (i) such certificate of incorporation or by-laws, (ii) a resolution of stockholders, (iii) a resolution of directors or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

The foregoing statement is qualified in its entirety by reference to Section 715, 717 and 721 through 725 of the BCL.

Section 402(b) of the BCL provides that a corporation may include a provision in its certificate of incorporation limiting the liability of its directors to the corporation or its stockholders for damages for the breach of any duty, except for a breach involving intentional misconduct, bad faith, a knowing violation of law or receipt of an improper personal benefit or for certain illegal dividends, loans or stock repurchases.  Article 6 of the Company’s Restated Certificate of Incorporation contains such a provision.

The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities under the Securities Act, which might be incurred by them in such capacities.

Item 7. Exemption From Registration Claimed

Not Applicable

Item 8. List of Exhibits

See Exhibit Index.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Corning Incorporated, a New York corporation, certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corning, State of New York, on June 6, 2016.

CORNING INCORPORATED

By:	/s/ Lewis A. Steverson
Lewis A. Steverson, Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on June 6, 2016.

Signature	Capacity

/s/ Wendell P. Weeks	Chairman of the Board of Directors, Chief Executive Officer and President
(Wendell P. Weeks)	(Principal Executive Officer)

/s/ R. Tony Tripeny	Senior Vice President and Chief Financial Officer
(R. Tony Tripeny)	(Principal Financial Officer)

/s/ Edward A. Schlesinger	Vice President and Corporate Controller
(Edward A. Schlesinger)	(Principal Accounting Officer)

*	Director
(Donald W. Blair)

*	Director
(Stephanie A. Burns)

*	Director
(John A. Canning, Jr.)

*	Director
(Richard T. Clark)

*	Director
(Robert F. Cummings, Jr.)

*	Director
(Deborah A. Henretta)

*	Director
(Daniel P. Huttenlocher)

*	Director
(Kurt M. Landgraf)

*	Director
(Kevin J. Martin)

*	Director
(Deborah D. Rieman)

*	Director
(Hansel E. Tookes II)

*	Director
(Mark S. Wrighton)

*By: /s/ Lewis A. Steverson
(Lewis A. Steverson)
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1
Alliance Fiber Optic Products, Inc. 2000 Stock Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.2 to Alliance Fiber Optic Products, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2010).

5.1	Opinion of Linda E. Jolly.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Samil PricewaterhouseCoopers.

23.4	Consent of Linda E. Jolly, Esq. (included in Exhibit 5.1).

24.1	Powers of Attorney